Exhibit 99.1
              Letter to Shareholders Regarding Subscription Rights


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XXXX xx, 1997


Dear Shareholder:

        We are pleased to announce that Federal Trust Corporation ("Federal Trust"), a Florida corporation and parent of Federal Trust Bank, is offering up to 2,701,619 shares of Common Stock. Federal Trust is offering the shares of Common Stock at a price of $2.00 per share on a priority basis first in a Rights Offering to shareholders as of the March 26, 1997 Record Date and then in a Community Offering to certain members of the general public. Net offering proceeds will increase the capital of the Bank and support future growth of the Bank.

         We have enclosed the following materials which will help you learn more about the merits of Federal Trust Corporation's Common Stock as an investment. Please read and review the materials carefully.

         PROSPECTUS:   This  document   provides   detailed   information  about
         operations at Federal Trust and the proposed Offering.

         QUESTIONS AND ANSWERS: Key questions and answers about the Offering are found in this pamphlet.

         STOCK ORDER FORM & CERTIFICATION FORM: This form is used to purchase common stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering common stock in the Rights Offering is 5:00 p.m. Eastern time on September 30, 1997. The Community Offering will expire on ________, 1997, unless extended by the Company.

         We are inviting existing shareholders the opportunity to buy Common Stock directly from Federal Trust without paying a commission or a fee. If you have additional questions regarding the Offering, contact the Stock Sales Center at (614) 766-8400 (Dublin, Ohio) or (212) 323-8300 (New York, New York).


Sincerely,



Keefe, Bruyette & Woods, Inc.

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.